Exhibit 3.1.1

CERTIFICATE OF AMENDMENT

OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

UBIQUITI NETWORKS, INC.

Ubiquiti Networks, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the corporation is Ubiquiti Networks, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 24, 2010.

B. This Certificate of Amendment of Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware by the board of directors and the stockholders of the Corporation.

C. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Second Amended and Restated Certificate of Incorporation amends the provisions of this Corporation’s Second Amended and Restated Certificate of Incorporation as set forth herein.

D.

(1) Article IV(A) of the Corporation’s Second Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

Section 1. Classes of Stock. The Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Preferred Stock” and “Common Stock.” The total number of shares of capital stock which the Corporation has authority to issue is 186,034,630 consisting entirely of 36,034,630 shares of Preferred Stock, with par value of $0.001 per share, which shall be divided into series and all of which shall be designated “Series A Convertible Preferred Stock” (the “Series A Preferred”), and 150,000,000 shares of Common Stock, with par value of $0.001 per share.

Section 2. Stock Split. Without any further action on the part of any stockholders of the Corporation, immediately upon the filing of the Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation, on October 3, 2011, with the Secretary of State of Delaware, each one (1) share of issued and outstanding Common Stock shall be split and reconstituted into two and a half (2.5) shares of Common Stock and each one (1) share of issued and outstanding Preferred Stock shall be split and reconstituted into two and a half (2.5) shares of Preferred Stock, respectively (the “Split”). The Split shall be effected on a certificate-by-certificate basis. Each outstanding stock certificate of the Company, which represented one or more shares of Common Stock or Preferred Stock, shall immediately after the Split represent that number of shares of Common Stock or Preferred Stock equal to the quotient obtained by multiplying (x) the number of shares of stock represented on such certificates by (y) two and a half (2.5).

(2) Section 6A(i) of Article IV(B) of the Corporation’s Second Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

(i) At any time and from time to time, any holder of Series A Preferred may convert all or any portion of the Shares held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $2.94994 and dividing the result by the Conversion Price then in effect.

(3) Section 6B(i) of Article IV(B) of the Corporation’s Second Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

(i) The initial “Conversion Price” shall be $2.94994. In order to prevent dilution of the conversion rights granted under this Section 6B, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 6B.

(4) The definition of “Liquidation Value” in Section 11 of Article IV(B) of the Corporation’s Second Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“Liquidation Value” of any Share as of any particular date shall be equal to $2.94994. For the avoidance of doubt, no dividend paid on any Share shall constitute an offset to or credit against such Share’s Liquidation Value.

(5) The definition of “Qualified Public Offering” in Section 11 of Article IV(B) of the Corporation’s Second Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“Qualified Public Offering” means a Public Offering underwritten on a firm commitment basis by a nationally recognized investment bank in which (i) the aggregate proceeds received by the Corporation and any other selling stockholders in such Public Offering (net of discounts, commissions and expenses) shall be at least $100,000,000 and (ii) the price per share paid by the public for such shares will be an amount not less than $5.90 (as appropriately adjusted for stock splits, stock combinations, stock dividends and the like, occurring after the filing with the Secretary of State of Delaware of the Certificate of Amendment of the Corporation’s Second Amended and Restated Certificate of Incorporation, dated October 3, 2011, with respect to the Common Stock).

IN WITNESS WHEREOF, Ubiquiti Networks, Inc. has caused this Certificate of Amendment of Second Amended and Restated Certificate of Incorporation to be signed by John Ritchie, a duly authorized officer of the Corporation, on October 3, 2011.

/s/ John Ritchie
John Ritchie
Chief Financial Officer